UNITED STATES
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This filing relates to the proposed acquisition of ExcelStor Great Wall Technology Limited, a Cayman Islands company (“EGWTL”), and Shenzhen ExcelStor Technology Limited, a PRC company (“SETL”) by Iomega Corporation (“Iomega” or the “Company”) from Great Wall Technology Company Limited, a People’s Republic of China company (“GWT”), ExcelStor Group Limited, a Cayman Islands company (“EGL”), ExcelStor Holdings Limited, a British Virgin Islands company (“EHL” and, together with GWT and EGL, the “Selling Shareholders”), pursuant to the terms of a Share Purchase Agreement, dated as of December 12, 2007 among Iomega, the Selling Shareholders, EGWTL, and SETL (the “Proposed Acquisition”). The following is a transcript of a conference call conducted by the Company on February 5, 2008 relating in part to the proposed acquisition:

Important Additional Information for Investors and Stockholders
In connection with the transaction, the Company intends to file a proxy statement with the SEC. INVESTORS AND STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the proxy statement (when it becomes available) and other documents filed by the Company at the SEC’s website at http://www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from the Company, by calling Investor Relations at (801) 332-3585 or by writing to Iomega Corporation, Attn: Investor Relations, 10955 Vista Sorrento Parkway, San Diego, CA 91230.

The Company, EGWTL, SETL, the Selling Shareholders and each of their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in favor of the transaction. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders filed with the SEC on April 13, 2007 and the Company’s Current Reports on Form 8-K filed with the SEC on September 27, 2007 November 8, 2007, December 12, 2007, December 20, 2007, and January 23, 2008. Certain directors and executive officers of the Company may have direct or indirect interests in the transaction due to securities holdings, pre-existing or future indemnification arrangements, vesting of options or rights to severance payments if their employment is terminated following the transaction. Additional information regarding the Company, EGWTL, SETL, the Selling Shareholders and the interests of each of their respective executive officers and directors in the transaction will be contained in the proxy statement regarding the transaction that will be filed by the Company with the SEC.

Final Transcript

Conference Call Transcript IOM - Q4 2007 Iomega Corporation Earnings Conference Call Event Date/Time: Feb. 05. 2008 / 1:30PM PT

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Jonathan Huberman
 Iomega Corporation - CEO

 Preston Romm
 Iomega Corporation - CFO

 Thomas Kampfer
 Iomega Corporation - President, COO

CONFERENCE CALL PARTICIPANTS

 Sal Kamalodine
 B. Riley & Co. - Analyst

 Boris Markovich
 Cantor Fitzgerald - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to the Iomega quarterly earnings conference call. (Operator Instructions). At this time, I would like to introduce today's speaker, Jonathan Huberman.

 Jonathan Huberman  - Iomega Corporation - CEO

 Thank you and good afternoon. Welcome to Iomega's fourth-quarter 2007 conference call. With me today are Tom Kampfer, President and COO, and Preston Romm, our CFO.

Today's call will begin with Preston providing an overview of our fourth-quarter financial results and then I will provide a brief update on our business. Following our remarks, we will take your questions. Preston?

 Preston Romm  - Iomega Corporation - CFO

 I will start with our customary Safe Harbor notification. Please note that various remarks we may make about the Company's future expectations, plans, and prospects constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements due to various factors, including those discussed in our most recently-filed Form 10-K and Form 10-Q.

In addition, any forward-looking statements represent estimates as of today. We specifically disclaim any obligation to update forward-looking statements, even if our estimates change. So, the numbers.

Today, we reported net revenue of $120.6 million for the fourth quarter 2007 with a gross margin percentage of 17.3% and net income of $6.5 million or $0.12 per diluted share. This compares to fourth-quarter 2006 net revenue of $76.2 million, a gross margin percentage of 20.2% and net income of $4.9 million or $0.09 per diluted share. This also compares to third-quarter 2007 net revenue of $80.7 million, a gross margin percentage of 16.1%, and net income of $1.3 million or $0.02 per diluted share.

We are pleased to state that these numbers exceeded our previous guidance shared on December 12, 2007 when we announced the ExcelStor acquisition. The fourth-quarter performance represents a revenue increase of $44.4 million or 58% from the same period last year, driven by strong sales of consumer storage solution products and network storage systems of 86% and 76% respectively.

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

The increase in gross margin dollars and decrease in gross margin percentage from the same period last year were a result of growth in consumer storage solution products and an expected Zip revenue decrease of 48%, which carries a higher gross margin percentage than consumer storage products. Further, our gross margin percentage increased 120 basis points from the third quarter 2007 as a result of material cost reductions and improved market pricing conditions in the external HDD market.

Total year 2007 net revenue was $336.6 million with a net income of $10.1 million or $0.18 per diluted share. In comparison, 2006 net revenue was $229.5 million with a net loss of $8.8 million or a loss of $0.17 per share. This represents a net revenue increase of $107.1 million or 47%, due primarily to strong growth in the consumer storage solutions and network storage systems of 86% and 35% respectively, partially offset by an expected Zip revenue decline of 49%.

Cash, cash equivalents and temporary investments inclusive of long-term cash investments at December 31, 2007 total $64.6 million, a decrease of $4.8 million from the end of the third quarter 2007. This decrease was the result of timing of working capital needs during the fourth quarter and building inventory required to meet the expected strong demand in the first quarter 2008. Inventory increased $11.7 million from the end of the third quarter to a December 31, 2007 balance of $79.9 million to meet this expected demand.

And, we had a healthy order book of approximately $38.9 million as of January 1. Inventory turns did improve from 4.0 during the third quarter to 5.0 at the end of the fourth quarter.

A couple of items to note at this time which are included in the footnotes of the attached condensed statements. The fourth-quarter results include a pretax cash benefit of $3.5 million related to a prior license of intellectual property. The fourth-quarter and total year 2007 included pretax expenses of $1.2 million and $2.3 million respectively for external professional fees associated with the recently announced acquisition of ExcelStor Group. We obviously haven't discussed these prior to today but they have been included in our earlier quarterly financials.

And finally, operating expenses for the fourth quarter were higher than normal as they included accruals for total year employee and management bonuses and potential bad debt given the financial problems of one of our US retail customers, CompUSA.

Turning our attention to 2008, in December, we issued preliminary revenue guidance for 2008 of $383.6 million and non-GAAP net income of $10.1 million or $0.18 per diluted share. Given the strong performance we saw in the fourth quarter 2007, we now expect full year 2008 revenue approximately $400 million and non-GAAP net income of $11 million or $0.20 per diluted share. These non-GAAP net income figures exclude any external expenses associated with the acquisition of ExcelStor Group.

This concludes the finance portion of the call. Now, I would like to turn it over to John.

 Jonathan Huberman  - Iomega Corporation - CEO

 The fourth quarter was a great finish to an eventful year for Iomega. With our outstanding fourth-quarter results, we achieved our sixth consecutive quarter of profitability and our fifth consecutive quarter of delivering year-over-year revenue growth. We made solid progress towards our previously stated goals for 2007 and set the stage for continued success in 2008.

Some of the highlights from our fourth-quarter results include quarterly revenue of $120.6 million, a 58% increase over fourth quarter 2006; 2007 annual revenue of $336.6 million, a 47% increase over 2006 total revenue; record levels of external HDD revenue in gross margin dollars, marking another quarter in which our HDD business was the biggest contributor to overall revenue and gross margin. Outstanding NAS revenue growth of 76% over the same period last year was a record as well, resulting from new products positioned to take advantage of the strong market growth in network storage in the home, home office, and small-business segments. And finally, the announcement of our planned acquisition of ExcelStor create synergistic opportunities that we believe will allow for substantial growth in the future.

The excellent results achieved in the fourth quarter and all of 2007 are a testament to the dedication of the Iomega team, a competitive targeted product mix and the resurgent value of the Iomega brand. We achieved a lot in 2007. And looking ahead, I'm very optimistic about the opportunities before us in 2008. Before we discuss the outlook for 2008, let's spend a few moments reviewing our product line performance in the fourth quarter of 2007.

Much of our success in the fourth quarter was due to our ability to take full advantage of the seasonality of the quarter with high-volume external HDD products, a competitive cost and pricing structure, a very efficient operation and supply chain, strong brand equity, and robust sales.

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

Turning to our product line, I will start with the HDD business. The external HDD business had another quarter of increased year-over-year revenue, posting exceptional revenue growth of 94%. As the need for incremental data storage continues to explode for consumers and small businesses, our HDD business continues to grow and generate incremental profits. As in previous quarters, we faced tough pricing challenges in a very competitive marketplace. But we again delivered the right products at the right prices to the market.

A prime example is our stylish and colorful eGo Portable Hard Drive, which continued to sell out in the US and Europe. The small form factor eGo Portable Hard Drive is Iomega at its best, bringing a point of differentiation to an HDD product that sets it apart from competitors. The eGo has won numerous accolades around the world for its unique blend of design and style including widespread approval from the technology press in the US and Europe. The eGo drive has also garnered kudos from the general media as well, including a coveted spot in TIME Magazine's 10 Ten Gadgets of 2007.

The eGo Drive is now available in two capacities, 160 GB and 250 GB, as well as the initial USB-powered version and the new dual interface model with FireWire 400 that was announced two weeks ago at Apple's Annual Macworld Trade Show. As demand grows, the palette of colors for the eGo Drive continues to expand with models that match Dell's new colorful Inspiron laptops. And a great channel win by our sales team, the eGo Drive is now a featured product in Apple retail stores and at the online Apple Store.

Speaking of Apple, the fourth quarter also saw initial sales of our strongest lineup of Apple-oriented products ever. In addition to the dual interface eGo Portable Hard Drive, we have single and double drive desktop HDDs that strike the right balance of ease-of-use and functionality with attractive Apple-inspired designs that look great on the desktop.

Today's Apple user needs an external hard drive to take advantage of Time Machine, the innovative data backup feature in the new Leopard Operating System. These Iomega external hard drives designed specifically for use with Mac Computers are ideal storage solutions for this purpose. I expect all of these products as well as our high-volume, value-oriented external hard drives will continue to do well as the market for external storage expands in 2008.

Turning to our NAS product line, the fourth quarter saw great progress with this business growing 76% year-over-year. With simple to use network hard drives and NAS devices, Iomega competed aggressively for the rapidly expanding market for network storage in the home. Independent analysis shows that there are at least 75 million homes worldwide with two or more personal computers in a home network. Just as the wireless router has become commonplace in the home, we believe shared network storage will as well. This market is a great continuing growth opportunity for Iomega.

Our Iomega Home Network Hard Drive introduced in the third quarter enables network storage in the home for a little more than the cost of a standard desktop hard drive. Hitting the right note on easy network storage at a great price resulted in strong sales of the home network hard drive in the fourth quarter. Our more advanced, higher capacity Iomega StorCenter Network Hard Drive targeted to home offices and small businesses also experienced sales momentum in the developing mass market for home and SMB network storage.

In January, we established an alliance with EMC to use its Linux-based operating system called LifeLine for a next-generation, Iomega-branded NAS appliances. Targeting consumer, SOHO, and small businesses, we expect that the EMC LifeLine software will serve to broaden our current NAS offerings beginning in the second quarter of this year. EMC's LifeLine software alliance is just the start of a cooperative worldwide marketing effort between Iomega and EMC on SOHO and SMB NAS products. There will be more news on this front as 2008 unfolds.

Today, Iomega's NAS products already represent the industry's broadest lineup of network storage devices for consumer, SOHO, and small-business customers. From 250 GB to 3 terabytes, from the smallest home office to a small business with more than 100 employees, Iomega has the right storage devices to address the full spectrum of data storage needs.

Now, to our REV Backup Drive product line. The first two generations of Iomega REV Drive technology addressed the backup and archive needs of small and midsize businesses. The 35 GB and 70 GB removable hard drives and the innovative REV Loader gave companies a superior backup and archive solution to slow, unreliable and obsolete tape technologies.

To date, we have sold approximately 350,000 REV Drives and nearly 2 million REV Disks. As everyone knows, technology doesn't stand still. And as hard drive capacity increases, the storage needs of our customers are changing too. That's why we will announce a third-generation REV device very soon. The upcoming addition to the REV product family will feature another increase in capacity and performance to meet the needs of businesses across the US, Europe, and around the world. Digital data is the lifeblood of growing businesses. And, no other removable archivable technology reliably protects that data at a better cost per gigabyte than our REV products.

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

Let's switch gears to our OfficeScreen managed services business. Our services business had a solid quarter with revenue of 2.8 million, driven by strong growth in the systems integration segment. In the fourth quarter, we continued to build sales momentum of our Postini powered e-mail and spam defense service. Postini chose Iomega as its primary SMB partner to broaden the reach of its solution beyond both the enterprise segment and the US market. This product is being well received by SMB customers that now have access to the best in enterprise e-mail security at a price they can afford.

However, with Google's purchase of Postini late last year, it is unclear what the future holds for Iomega sales of Postini's e-mail spam and end spam defense service. Our combined strategy to marry Postini's world-class offerings with our strong worldwide brand, infrastructure and channel relationships remains a strong approach to increasing sales in this business. Nevertheless, we will have to see what Google's ultimate plan is for this acquisition of Postini. I suspect we will know more shortly.

Beyond our strong financial results, the biggest news of the fourth quarter was our planned acquisition of ExcelStor Technology, a subsidiary of Great Wall Technology and China Electronics Corporation. The goal of this acquisition is to create a global consumer electronics company. Both Iomega and ExcelStor bring complementary elements to a new combined company. We have the powerful equity of the Iomega brand combined with strong channel penetration in the US and Europe. ExcelStor is a world-class manufacturer with sister companies that produce a wide spectrum of computer peripheral and consumer electronics products that today have little or no access to Western markets.

This planned acquisition combines the best talents from both companies with practically no current product line overlap at all. Headquartered in Shenzhen, China and founded in 2001, ExcelStor has a very impressive growth history. In seven years' time, ExcelStor has become a profitable $800 million entity that produces over 20 million single platter hard drive products per year. At upon completion of this acquisition, the profitability of ExcelStor's revenue stream will be immediately accretive to the new Iomega creating a $1 billion plus company.

ExcelStor is well known to us, having manufactured our REV products for the last four years. The opportunity to identify new product categories with the sister companies and to increase and diversify the kinds of products we bring to market has all of us at Iomega excited about this acquisition and what it means for our Company and creating shareholder wealth.

Assuming we finalize this deal in the middle of the year, you should expect to see new Iomega-branded consumer electronics products before the end of 2008. We've already started the process of investigating new product launches and I was in China last week discussing opportunities with Great Wall and CEC sister companies.

Turning our attention to ExcelStor's financials, as a reminder, we gave guidance when we announced the deal on December 12, 2007 with 2007 revenues forecasted at $818 million and net income of $18.3 million. ExcelStor's Q4 revenues appear to be roughly in line with those projections, while their income appears to be coming in a bit higher than expected. Once we publish ExcelStor's final US GAAP audited 2007 numbers, we expect to update our 2008 combined projections.

In summary, fourth quarter 2007 was an outstanding quarter for Iomega. We posted our highest level of profitability in many years and continue to develop momentum in our overall business as we move through the first quarter of 2008 and beyond. Our goal is for 2008 to build upon our goals we pursued in 2007. Here they are -- to continue to grow and deliver sustained profitability; to further increase the size of our HDD business and excel in the high-growth NAS market; to launch and ramp the next generation of REV products and lastly to finalize the ExcelStor acquisition and begin to create a global consumer electronics company.

We are enthusiastic about the opportunities in the first quarter to continue to grow our business, generate profit and improve shareholder value. Our core businesses, in particular HDD and NAS, are well-positioned for growth throughout the year.

Thank you for your time today. We will be pleased to take your questions. Operator?

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

QUESTION AND ANSWER

Operator

 (Operator Instructions). Sal.

 Sal Kamalodine  - B. Riley & Co. - Analyst

 Nice quarter and guidance. Do you feel like the HDD business in Q4 reflected all of the opportunities related with the eGo Drive being distributed through Dell and having the Apple Stores as a new distribution channel?

 Jonathan Huberman  - Iomega Corporation - CEO

 Well, we certainly did do very well with Dell in Q4 with the eGo. The Apple Stores we're just starting to get in. And frankly, the dual wasn't introduced until this month. So we had a little bit in the Apple Stores on the eGo. It was more on other products. The 2.5 inch Silver Drive was the primary product we had distributed in Apple during Q4. And we had some UltraMax as well in certain stores but not all stores.

So, I think there's certainly -- we got a bit of a bump from that. But I think your question, did we see a full expected bump? The answer is no.

 Sal Kamalodine  - B. Riley & Co. - Analyst

 And so then, with Apple just beginning to ramp and the fact that March is typically a seasonally weaker quarter for the consumer products, what would you expect that business to look like sequentially in the March quarter, given that?

 Preston Romm  - Iomega Corporation - CFO

 This is Preston. We really don't give guidance one quarter out. You are right in that traditionally, seasonally down. We had a very strong backlog going into the quarter. It really depends what we ship and what other new orders come in. But I think we will see a bump from the Apple business being full-blown and the dual coming out but usually it's a seasonally down quarter for us.

 Sal Kamalodine  - B. Riley & Co. - Analyst

 In the REV product line, does rolling out a higher capacity drive open up new opportunities or do you look at that as being more of a replacement business for the 70 GB drive?

 Jonathan Huberman  - Iomega Corporation - CEO

 I think it may open up a few new opportunities. I think it will continue the life of REV significantly and it will add to the longevity of REV. I'm not sure that there is substantial new opportunities that we can't target with the REV 70 that we will be able to target with a higher capacity.

 Sal Kamalodine  - B. Riley & Co. - Analyst

 Then the margins, the gross margin on a blended basis was a lot better than what would be suggested by the mix. Preston, you touched upon the lower material costs and the better pricing environment in general in Q4. Can you just expand a little bit on that because the margins were pretty good in the quarter?

 Preston Romm  - Iomega Corporation - CFO

 Yes, the margins were quite good in the quarter, especially compared to Q3. And if you remember our explanation about the Q3 margins being lower was that we took some price protection in the beginning of the third quarter really in relation to -- that probably [shaved it] longer in the second quarter. So, if you normalize those two, we're slightly above where we were in the fourth quarter.

There were some supply constraints as you know on the drive business in the fourth quarter. I think our team did an excellent job finding drives and shipping product out the door and getting them in at good pricing and maintaining our low-cost structure. But also as a result of that, there wasn't a lot of price protection we had to pass on to the customer. I think that really benefited the gross margins in the external HDD business in the fourth quarter.

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

 Sal Kamalodine  - B. Riley & Co. - Analyst

 How do you see the supply situation unfolding so far in January -- or February, excuse me?

 Jonathan Huberman  - Iomega Corporation - CEO

 It's still a bit constrained, not nearly the same as it was in Q4. And I expect the constraints will continue to ease as we move towards Q2. And we don't expect to see any constraints in Q2 which is typically the seasonally weakest quarter of the year.

 Sal Kamalodine  - B. Riley & Co. - Analyst

 Then finally, can you just expand a little more on the ExcelStor acquisition and where you are in terms of when you would expect the deal to close? And if you could just expand a little bit too on some of the products you expect to roll out and how you see that playing out in the second half of the year.

 Jonathan Huberman  - Iomega Corporation - CEO

 Sure, we will do what we can. As far as closing, we expect it to -- we continue to expect it to close around mid-year. No change there. We are hoping to get the initial proxy out shortly. We are certainly working diligently to do that. At the same time, ExcelStor is working very diligently on their side to get Chinese approval to supply us the information we need for US-based approvals. You may have seen that their parent company, Great Wall, issued their circular a few weeks back to the Hong Kong Stock Exchange regarding this transaction.

In terms of the products, as I had mentioned in the prepared remarks, I was in China last week discussing with some of our new sister companies' potential products that we could bring out. I don't want to go into a lot of detail right now, but certainly they are quite enthusiastic about working with us. And internally, we see a lot of opportunities. And we're working -- going down a number of different paths. And as we're ready to talk about specifics, I will bring that to you. But at this point, we're not ready yet.

Just wanted to make it clear to everyone, we're working diligently. ExcelStor is working diligently but there's clearly no guarantees that we will get approval from either side.

Operator

 Boris Markovich.

 Boris Markovich  - Cantor Fitzgerald - Analyst

 A question for you on the REV product line. As you look out into sort of 2008 and 2009, do you look at this as a growth business as in would you expect the revenues to actually turn around and start growing at some point?

 Thomas Kampfer  - Iomega Corporation - President, COO

 This is Tom Kampfer. If you look at where we are, we've been flat. We're optimistic about the next generation product that we'll be launching this year and that we're able to offer a much higher capacity for the same or lower cost. So, the value proposition is better than we currently offer on REV 70. We hope that opens up the backup and archive market for us.

As we've discussed on many calls here, we had an upside planned around Thomson Grass Valley. That just hasn't come to fruition yet. They are shipping as we reported on the last call. I don't have access to their exact volumes but it's not materially uplifting our revenue at this point. It certainly didn't in Q4.

So, we're looking forward to that in 2008. We'll see where it goes. We are always looking for new applications and new markets for REV. But, again, we haven't found that material upside yet. So, we'll keep pushing it with now and new product with the upcoming new REV product.

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

 Boris Markovich  - Cantor Fitzgerald - Analyst

 Do you expect any additional license and patent fee income like that 3.5 million that you had this past quarter in 2008?

 Preston Romm  - Iomega Corporation - CFO

 Can you repeat the question?

 Boris Markovich  - Cantor Fitzgerald - Analyst

 You had 3.5 million in license and patent fee income in the quarter.

 Preston Romm  - Iomega Corporation - CFO

 Yes, we are always looking at ways to monetize our intellectual property. As you know, we've got a large patent portfolio. We've done this in the past and I suspect we'll continue to do it in the future. 3.5 is a rather large amount of money. And that's really the last payment of a license deal we did in 2004. So, that's kind of unique by itself. But we are always looking for ways to monetize and either sell or license off our intellectual property.

 Jonathan Huberman  - Iomega Corporation - CEO

 And we definitely have IP that is valuable that we will be able to monetize. How much of it is an open question. But we are certainly aggressive about doing so.

 Thomas Kampfer  - Iomega Corporation - President, COO

 We've had intuitive deals in the last two to three years and are optimistic that there will be other transactions in 2008 but nothing to report now.

 Boris Markovich  - Cantor Fitzgerald - Analyst

 My final question is on the acquisition. Can you give us a little bit of color on your discussions with Hitachi, given the importance of Hitachi as a customer and partner of ExcelStor, any concerns or feedback that you've gotten from that particular customer?

 Jonathan Huberman  - Iomega Corporation - CEO

 Sure. As we understand it today, the relationship between Hitachi and ExcelStor is actually getting stronger rather than getting weaker. There certainly has been a lot of concern in the market over Hitachi's future and the widely-reported investment in them -- potential investment in them by Silver Lake.

As I understand it, there's nothing definitive there to date. Hitachi continues to be interested in a minority investment from what I hear by a private equity firm. Certainly ExcelStor and Hitachi are working together on many different fronts and I don't see any near-term problems for that relationship. I think that we will have to wait and see what happens over the next few months. But I'm optimistic that the relationship will get stronger and not weaker.

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Final Transcript
Feb. 05. 2008 / 1:30PM PT, IOM - Q4 2007 Iomega Corporation Earnings Conference Call

Operator

 (Operator Instructions). Sal.

 Sal Kamalodine  - B. Riley & Co. - Analyst

 What is this partnership with EMC and the LifeLine product mean for you guys for the NAS product line this year? How significant is it?

 Jonathan Huberman  - Iomega Corporation - CEO

 It's a very good question. From a business perspective, we're very enthusiastic about the opportunity to work together with EMC and being one of their two lead partners, us and Intel's white box business being the other one to help bring -- jointly bring this product to market. It's a very good stack. And leveraging their stack, our hardware, and our two brands and two teams, I think we can do substantially better in a NAS business than we are today. What it means financially, we will have to wait and see. We don't have the product in market yet. It's hard to predict the kind of take-up we're going to get. But I'm optimistic that this is going to have a meaningful impact to our business.

 Sal Kamalodine  - B. Riley & Co. - Analyst

 Right, and you said the product rolls out in Q2?

 Jonathan Huberman  - Iomega Corporation - CEO

 We expect to have something probably late Q2 in the market.

Operator

 At this time, I'm showing no further questions.

 Jonathan Huberman  - Iomega Corporation - CEO

 Thank you very much for your attention. I appreciate the support and look forward to talking to you in three months.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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